FOR IMMEDIATE RELEASE March 26, 2003	Contact: Arthur L. Freeman Chairman and Chief Executive Officer 859-734-5452

HARRODSBURG FIRST FINANCIAL BANCORP, INC. ISSUES

$5.0 MILLION OF FIXED/FLOATING RATE TRUST PREFERRED SECURITIES

Harrodsburg, Kentucky, March 26, 2003 – Harrodsburg First Financial Bancorp, Inc. (NASDAQ National Market – “HFFB”) announced today that it has completed the issuance of $5.0 million of fixed/floating rate trust preferred securities (the “Capital Securities”). The Capital Securities were issued through a newly formed trust, Harrodsburg Statutory Trust I, in a private pooled transaction. Net proceeds from the sale of the securities will be used for general corporate purposes. Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets acted as placement agents in the transaction.

The Capital Securities bear an initial fixed interest rate of 6.40% from March 26, 2003 until March 26, 2008. After March 26, 2008, the interest rate will adjust quarterly based on three-month LIBOR rate plus 315 basis points. The Capital Securities mature in thirty years, however, the company may redeem the Capital Securities in whole or in part on or after March 26, 2008.

Harrodsburg First Financial Bancorp, Inc. (the “Company”) is a bank holding company that serves as the holding company for First Financial Bank (“First Financial”), a federally chartered stock savings bank of which it is the sole shareholder, and for Citizens Financial Bank, Inc. (“Citizens Financial”), a state-chartered commercial bank in which it has a 55.8% interest. Additionally, on December 31, 2002, the Company acquired approximately 23%, of Independence Bancorp, New Albany, Indiana. First Financial operates through two branches located in Harrodsburg and Lawrenceburg, Kentucky. Citizens Financial operates through one branch located in Glasgow, Kentucky.